Exhibit 99.1

 Evofem Biosciences Adopts Shareholder Rights Agreement

San Diego, March 25, 2020 - Evofem Biosciences, Inc. (NASDAQ: EVFM), a clinical-stage biopharmaceutical company, today announced that its Board of Directors has adopted a shareholder rights agreement (the “Rights Agreement”), effective March 24, 2020, under which its stockholders will receive a dividend in the form of preferred stock purchase rights (the “Rights”). The record date for the dividend has been fixed as April 8, 2020.

The Rights Agreement is similar to those adopted by other public companies, and is intended to promote the fair and equal treatment of all Evofem Biosciences shareholders and ensure that no person or group can gain control of the Company through open market accumulation or other tactics potentially disadvantaging the interest of all shareholders. The Rights Agreement also positions the Evofem Biosciences Board of Directors to fulfill its fiduciary duties on behalf of all shareholders by ensuring that the Board has sufficient time to make informed judgments about any attempts to take over the Company. Specifically, the Board adopted the Rights Agreement in response to information that two substantial blocks of the Company’s common stock may be divested by shareholders in the near term, and if a single party acquired both blocks, then a change of control could occur without the opportunity for the Board to ensure the protection of the Company and its stockholders.

In general terms, the Rights Agreement restricts any person or group from acquiring beneficial ownership of 32% or more of the Company’s outstanding common stock (including, for these purposes, certain derivative securities) after the date of this announcement. The Rights will not prevent a takeover of the Company, but may cause substantial dilution to anyone acquiring 32% or more of the Company’s common stock, which may block or render more difficult a merger, tender offer or other business combination involving the Company that is not supported by the Board of Directors. All rights issued under the Rights Agreement will expire 12 months after the date of its adoption.

Each Right entitles the holder to purchase a unit (each, a “Unit”) consisting of a fraction of a share of the Company’s Series A preferred stock having economic and voting rights similar to one share of the Company’s common stock. The Rights become exercisable only if a person or group (subject to certain exceptions) acquires beneficial ownership of 32% or more of the Company’s outstanding common stock. Should that occur, each Right (with the exception of those belonging to the person or group triggering the exercise of the Rights) will entitle its holder to purchase, at the Right’s exercise price, a number of Units (and, in certain circumstances, other consideration) having a market value at that time of twice the Right’s exercise price. Subject to adjustment as set forth in the Rights Agreement, the exercise price is $17.50 per Right.

Stockholders are not required to take any action to receive the distribution of their Rights. Until the Rights become exercisable, they will not be evidenced by separate certificates and will trade automatically with shares of the Company’s common stock. The adoption of the Rights Agreement will not be a taxable event and will not have any impact on the Company’s financial reporting.

Piper Sandler is serving as financial advisor and Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. is serving as legal advisor to the Company in connection with the Rights Agreement.

Further information about the Rights Agreement can be found in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 25, 2020 and on the Investors section of the Company’s website, www.evofem.com.

About Evofem Biosciences, Inc.
Evofem Biosciences, Inc., (NASDAQ: EVFM) is a clinical-stage biopharmaceutical company committed to developing and commercializing innovative products to address unmet needs in women's sexual and reproductive health. Evofem Biosciences aims to advance the lives of women by developing innovative solutions, such as woman-controlled contraception and potential protection from certain sexually transmitted infections (STIs). The Company's lead product candidate, Phexxi™, is currently being reviewed by the U.S. Food and Drug Administration for prevention of pregnancy.  The investigational candidate EVO100 is being evaluated for prevention of urogenital transmission of both Chlamydia trachomatis infection (chlamydia) and Neisseria gonorrhoeae infection (gonorrhea) in women. For more information regarding Evofem, please visit www.evofem.com.

Phexxi™ and Multipurpose Vaginal pH Regulator (MVP-R™) are trademarks of Evofem Biosciences, Inc.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements other than historical facts and often address future events or the future performance of the Company. All forward-looking statements reflect management’s present expectations regarding future events and are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by any forward-looking statements. These risks, uncertainties and other factors include, among others: risks relating to the Company’s business and general industry, economic, political and market conditions that may impact its market capitalization, and risks associated with litigation. These and other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on March 12, 2020, and subsequent filings with the U.S. Securities and Exchange Commission it makes from time to time. Given these risks, uncertainties and other important factors, undue reliance should not be placed on these forward-looking statements. These forward-looking statements represent the Company’s estimates and assumptions only as of the date made, and except as required by law, the Company undertakes no obligation to revise or update any forward-looking statements for any reason.

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Contact

Investor Contact
Amy Raskopf
Evofem Biosciences
araskopf@evofem.com
M: (917) 673-5775

Media Contact
Cara Miller
Evofem Biosciences, Inc.
cmiller@evofem.com
O: (858) 550-1900 x272